Exhibit 8.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074
TEL    804 • 788 • 8200
FAX    804 • 788 • 8218

June 27, 2005

Columbia Equity Trust, Inc.
1750 H Street, N.W., Suite 500
Washington, D.C. 20006

Columbia Equity Trust, Inc.
Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

     We have acted as tax counsel to Columbia Equity Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-11 (File No. 333-122644) filed with the Securities and Exchange Commission (“SEC”) on February 9, 2005, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale (the “Offering”) of up to 12,266,666 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). You have requested our opinion regarding certain U.S. federal income tax matters.

     In connection with the Offering, the Company will acquire interests in fourteen commercial office properties (the “Properties”) through Columbia Equity, LP, a Virginia limited partnership (the “Operating Partnership”), pursuant to certain contribution agreements and purchase agreements. The Operating Partnership will own the Properties through various wholly owned and partially owned subsidiary entities (collectively, the “Subsidiary Entities”). The Company will own its interest in one of the Properties, the Barlow building, through a Subsidiary Entity, which, in turn, will own approximately 99% of the stock of The Barlow Corporation (“Barlow”), which will own the Barlow building and will elect to be taxed as a real estate investment trust (“REIT”) under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). The Operating Partnership will also acquire management agreements for certain of the Properties and for properties owned by third parties pursuant to management contribution agreements. The Company intends to conduct asset

Columbia Equity Trust, Inc.
June 27, 2005

management, property development, and other activities through Columbia TRS Corporation (“Columbia TRS”), which will elect to be a taxable REIT subsidiary of the Company.

In giving this opinion letter, we have examined the following:

1.	the Company’s Articles of Incorporation, filed on September 23, 2004, with the Department of Assessment and Taxation of the State of Maryland, and the Articles of Amendment and Restatement (the “Amended Articles”), in the form attached as an exhibit to the Registration Statement;

2.	the Company’s Amended and Restated Bylaws (the “Bylaws”), in the form attached as an exhibit to the Registration Statement;

3.	the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership Agreement”), in the form attached as an exhibit to the Registration Statement;

4.	the operating and partnership agreements governing the Subsidiary Entities that are limited liability companies or partnerships with two or more members or partners (together with the Operating Partnership Agreement, the “Partnership Agreements”);

5.	the Registration Statement and the prospectus (the “Prospectus”) filed as a part thereof; and

6.	such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion.

                In connection with the opinion rendered below, we have assumed, with your consent, that:

1.	each of the documents (other than the Amended Articles, the Bylaws, and the Operating Partnership Agreement) referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	the Amended Articles, the Bylaws, and the Operating Partnership Agreement will be executed in a form substantially similar to the forms filed as exhibits to the Registration Statement;

Columbia Equity Trust, Inc.
June 27, 2005

3.	during its taxable year ending December 31, 2005 and future taxable years, the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company with respect to the operations of the Company (the “Company Officer’s Certificate”), will be true for such years;

4.	during its taxable year ending December 31, 2005 and future taxable years, the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company with respect to the operations of Barlow (together with the Company Officer’s Certificate, the “Officer’s Certificates”), will be true for such years;

5.	neither the Company nor Barlow will not make any amendments to its organizational documents or the Partnership Agreements after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

6.	no action will be taken by the Company, the Operating Partnership, the Subsidiary Entities, Barlow, or Columbia TRS after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                In connection with the opinions rendered below, we also assumed the correctness of the representations contained in the Officer’s Certificates. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificates. Furthermore, where the factual representations in the Officer’s Certificates involve terms defined in the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable regulations and published administrative interpretations thereof.

                Based on the assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussion in the Prospectus under the caption “Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

     (a) the Company’s organization and proposed method of operation will enable it to qualify as a REIT pursuant to sections 856 through 860 of the Code, for its taxable year beginning on the business day prior to the closing of the Offering and ending December 31, 2005, and in the future; and

Columbia Equity Trust, Inc.
June 27, 2005

     (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Considerations” are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.

                We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

                The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Common Stock pursuant to the Registration Statement (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams LLP